Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Datrek Miller International, Inc. on Form SB-2 of our report dated March 3, 2006, except for Note 17, which is as of March 28, 2006 with respect to our audits of the consolidated balance sheet and related consolidated statements of operations, stockholders’ (deficiency) equity and cash flows of Datrek Miller International, Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York

April 14, 2006